UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 12, 2014

UNIVERSAL CORPORATION
(Exact name of Registrant as specified in charter)

Virginia (State or other jurisdiction of incorporation)	001-00652 (Commission file number)	54-0414210 (IRS employer identification no.)

9201 Forest Hill Avenue, Richmond, Virginia (Address of principal executive offices)	23235 (Zip code)

Registrant’s telephone number, including area code
(804)359-9311

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240. 14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

In 2002, the Company reported that it was aware that the European Commission (the “Commission”) was investigating certain aspects of the leaf tobacco markets in Italy. One of the Company’s subsidiaries, Deltafina S.p.A. (“Deltafina”), buys and processes tobacco in Italy. The Company reported that it did not believe that the Commission investigation in Italy would result in penalties being assessed against it or its subsidiaries that would be material to the Company’s earnings. The reason the Company held this belief was that it had received conditional immunity from the Commission because Deltafina had voluntarily informed the Commission of the activities that were the basis of the investigation.
On December 28, 2004, the Company received a preliminary indication that the Commission intended to revoke Deltafina’s immunity for disclosing in April 2002 that it had applied for immunity. Neither the Commission’s Leniency Notice of February 19, 2002, nor Deltafina’s letter of provisional immunity, contains a specific requirement of confidentiality. The potential for such disclosure was discussed with the Commission in March 2002, and the Commission never told Deltafina that the disclosure would affect Deltafina’s immunity. On November 15, 2005, the Company received notification from the Commission that the Commission had imposed fines totaling €30 million on Deltafina and the Company jointly for infringing European Union antitrust law in connection with the purchase and processing of tobacco in the Italian raw tobacco market. In January 2006, the Company and Deltafina each filed appeals in the General Court of the European Union (“General Court”). Deltafina’s appeal was held on September 28, 2010. For strategic reasons related to the defense of the Deltafina appeal, the Company withdrew its own appeal. On September 9, 2011, the General Court issued its decision, in which it rejected Deltafina’s application to reinstate immunity. Deltafina appealed the decision of the General Court to the European Court of Justice, and a hearing was held in November 2012. Effective with the September 9, 2011 General Court decision, the Company recorded a charge for the full amount of the fine (€30 million) plus accumulated interest (€5.9 million). The charge totaled $49.1 million at the exchange rate in effect on the date of the General Court decision. Deltafina previously provided the Commission with a bank guarantee in the amount of the fine plus accumulated interest in order to stay execution during the appeals process. Since January 2013, the bank guarantee has been fully collateralized with a deposit that will be returned to the Company upon termination of the guarantee concurrent with payment of the fine and accumulated interest.  That deposit was reported in other current assets on the Company’s most recent consolidated balance sheet at March 31, 2014.
On June 12, 2014, the European Court of Justice issued its final decision on the matter, in which it rejected Deltafina’s application to reinstate immunity. The final amount of the fine plus accumulated interest is approximately €38.9 million, or approximately $52.7 million at the current exchange rate. The Company and Deltafina will pay such amount to the Commission within the next few days. Upon payment by the Company and Deltafina, the bank guarantee Deltafina maintained in favor of the Commission will be terminated. The payment of the fine is not expected to have any material impact on the Company’s or Deltafina’s operations. With respect to its activities in Europe, Deltafina will continue to be adequately capitalized and have full access to intercompany financial resources for its operations.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL CORPORATION
(Registrant)

Date:	June 18, 2014	By:	/s/ Preston D. Wigner
Preston D. Wigner
Vice President, General Counsel, and Secretary